Exhibit 10.30

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease is made as of the 1st day of September, 2000 by and between Interstate General Company LP, (hereinafter referred to as "Assignor") and American Rental Management Company (hereinafter referred to as "Assignees").

WHEREAS, Assignor currently occupies the referenced property as tenant pursuant to certain leases dated May 21, 1981, June 15, 1981 and December 1, 1987 as modified and extended, between Smallwood Village Associates as Landlord ("Landlord") and Interstate General Company LP as (Tenant), copies of said document are attached hereto as Exhibit A (hereinafter referred to as "Lease"); and

WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in and to the lease and Assignee desires to assume all of Assignor's obligations and duties pursuant to the Lease.

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Assignor hereby sells, assigns and transfers to Assignee all of the right, title and interest in, to and under the Lease, and all of its rights therein and appurtenant thereto.
    Assignee hereby accepts the foregoing assignment and transfer and specifically assumes and agrees to pay, perform and observe each and every covenant, agreement and condition to be paid, performed and observed by Assignor from and after the date hereof pursuant to the Lease.
    The assignment of this Lease is expressly contingent upon obtaining the written consent of the Landlord.
    Assignor shall indemnify and hold the Assignee harmless from and against all claims, demands, actions and causes of action arising out of matters or events occurring prior to the date hereof relating to the lease. Assignee shall indemnify Assignor and hold Assignor harmless from and against all claims, demands, action and causes of action arising out of matters or events occurring after the date hereof that have no derivation prior to date hereof, relating to the Lease and the operation by Assignee of its business on the premises which is subject to the Lease.
    Assignor hereby represents, warrants, acknowledges and confirms to Assignee that:
      The Lease is in full force and effect and there has not occurred any default by Assignor or Landlord hereunder, or any event which with the giving of notice, passing of time, or both, would constitute a default thereunder.
      Assignor is the true and lawful owner of the Leasehold estate demised pursuant to the Lease, free and clear of all liens, covenants, security interests and adverse claims and Assignor has good authority and transfer the same.
      The Leases have not been modified or amended, except as provided in the attached Lease Amendment(s).
      All rents and charges have been paid through September 30, 1998.
    This agreement shall be binding upon and inure to the benefit of the heirs, executors, administration, personal representatives, successors and assigns of Assignor and Assignee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the 31 day of October 2000.

WITNESS:	ASSIGNOR: Interstate General Company LP

/s/ Pamela R. Polly	By:	/s/ Paul H. Dillon

ASSIGNEE: American Rental Management Company

/s/ Pamela R. Polly	By:	/s/ Cynthia L. Hedrick
Vice President